EXHIBIT 4.30

AMENDMENT AND RESTATEMENT OF 1994 PLAN AND 1997 PLAN

WHEREAS, both the Company’s 1994 Incentive Equity Plan, as amended (the “1994 Plan”) and the Company’s 1997 Stock Incentive Plan, as amended (the “1997 Plan”) contain provisions different from those contained in the Company’s 1998 Stock Incentive Plan; and

WHEREAS, the Company desires to utilize the unused shares authorized under the 1994 Plan and the 1997 Plan for future Awards (as defined therein) thereunder, and wishes to have consistent terms and conditions of its stock incentive plans with respect to all Awards made thereunder from and after the date of closing of the acquisition of Air Partners’ interest in the Company contemplated by the Investment Agreement dated as of January 25, 1998 among Northwest Airlines Corporation, Newbridge Parent Corporation, Air Partners, L.P., the partners of Air Partners, L.P. signatory thereto, Bonderman Family Limited Partnership, 1992 Air, Inc. and Air Saipan, Inc., as amended by Amendment No. 1 thereto dated as of February 27, 1998 (such date of closing being referred to herein as the “Closing”);

NOW THEREFORE, BE IT RESOLVED, that the terms and provisions of each of the 1994 Plan and the 1997 Plan be amended and restated in their entirety, with respect to grants of Awards thereunder from and after the date of Closing (but not with respect to Awards outstanding prior to the date of Closing), to be identical to the terms and provisions of the Company’s 1998 Stock Incentive Plan, and that the form of Option Agreements and Restricted Stock Agreements approved or to be approved in connection with the Company’s 1998 Stock Incentive Plan be approved for usage in connection with the Company’s 1998 Stock Incentive Plan be approved for usage in connection with Awards made under the 1994 Plan and the 1997 Plan from and after the date of Closing, and that the Company is authorized to perform its obligations thereunder; provided, however, that no such amendment and restatement shall affect the share amounts set forth in the 1994 Plan or the 1997 Plan, or shall affect Awards outstanding thereunder prior to the date of Closing.